Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Statement of Additional Information of Separate Account I of Washington National Insurance Company (Separate Account I) dated May 1, 1995, which is incorporated by reference in the Registration Statement (Form N-14) and related proxy statement/prospectus of Separate Account I for the reorganization of Separate Account I from a management investment company to a unit investment trust.

We also consent to the incorporation by reference therein of our report dated February 3, 1995, with respect to the financial statements and supplementary information of Separate Account I for the year ended December 31, 1994, and our report dated February 13, 1995, with respect to the consolidated financial statements of Washington National Insurance Company and subsidiaries for the year ended December 31, 1994, which are included in the Statement of Additional Information of Separate Account I dated May 1, 1995, filed with the Securities and Exchange Commission.






                                              /s/ Ernst & Young LLP



Chicago, Illinois
September 15, 1995